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                                  EXHIBIT 23.1

               Consent of Independent Certified Public Accountant

To the Board of Directors and
Management of Valesc Inc.

We hereby consent to the use of our report dated March 14, 2001, relating to the balance sheet as of December 31, 2000 of Valesc Inc. and the related Statement of Operations for the period from October 24, 2000 (inception) through December 31, 2000, the Statement of Shareholders' Equity for the period from October 24, 2000 (inception) through December 31, 2000, and the Statement of Cash Flows for the period from October 24, 2000 (inception) through December 31, 2000, which report appears in the Form 8-K of Valesc Inc., dated March 23, 2001.

/s/ Stan J.H. Lee & Co. CPAs
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Stan J.H. Lee & Co. CPAs


Fort Lee, New Jersey
March 23, 2001